UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2011

DUKE ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32853	20-2777218
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

550 South Tryon Street, Charlotte, North Carolina  28202-4200

(Address of Principal Executive Offices, including Zip code)

(704) 594-6200

(Registrant’s telephone number, including area code)

DUKE ENERGY INDIANA, INC.

(Exact Name of Registrant as Specified in its Charter)

Indiana	1-3543	35-0594457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 East Main Street, Plainfield, Indiana 46168

(Address of Principal Executive Offices, including Zip code)

(704) 594-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01.  Other Events.

On October 19, 2011, Duke Energy Corporation (the “Company”) revised its project cost estimate for the Edwardsport Integrated Gasification Combined Cycle project from approximately $2.72 billion, excluding financing costs, to approximately $2.98 billion, excluding financing costs. The revised cost estimate reflects additional cost pressures resulting from unfavorable labor productivity trends and incremental material quantity and scope changes. The Company previously proposed to the Indiana Utility Regulatory Commission (the “IURC”) a cost cap of approximately $2.72 billion. For the quarter ended September 30, 2011, the Company and Duke Energy Indiana, Inc. will recognize an approximate $220 million pre-tax impairment charge, related to costs expected to be incurred above the cost cap, offset by previously recorded impairment charges. The cost cap, if approved by the IURC, limits the amount of project construction costs that may be incorporated into customer rates in Indiana. As a result of the proposed cost cap, recovery of these cost increases is not considered probable.

This impairment charge, with an earnings per share impact of approximately $0.10, will be treated as a “special item” and will, therefore, be excluded from the Company’s adjusted diluted earnings per share.

Through September 30, 2011, the Company has incurred approximately $2.9 billion on the project (including approximately $200 million of financing costs).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: October 20, 2011	By:	/s/ Steven K. Young
	Name:	Steven K. Young
	Title:	Senior Vice President and Controller

DUKE ENERGY INDIANA, INC.

Date: October 20, 2011	By:	/s/ Steven K. Young
	Name:	Steven K. Young
	Title:	Senior Vice President and Controller